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                                                                 EXHIBIT 5.1

     September 1, 1995

     Ceridian Corporation
     8100 34th Avenue South
     Minneapolis, MN 55425

     Re:  Ceridian Corporation
          Registration Statement on Form S-8

     Dear Sir or Madam:

          I have acted as counsel to Ceridian Corporation, a Delaware corporation (the "Company") in connection with the registration by the Company of 104,641 shares of the Company's Common Stock, $.50 par value (the "Shares"), pursuant to the Company's registration statement on Form S-8 which refers to Resumix, Inc. 1989 Stock Option Plan, as amended, and which is to be filed with the Securities and Exchange Commission on September 1, 1995 (the "Registration Statement").

          In this connection, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and written and oral statements of officers and accountants of the Company and of public officials, and other documents that I have considered necessary and appropriate for this opinion and, based thereon, I advise you that, in my opinion:

          1. The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.

          2. The Company has corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

          3. The Shares have been duly authorized and, when issued in accordance with the Plan referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

     Very truly yours,



     /s/John A. Haveman
     John A. Haveman
     Vice President, Secretary, and
     Associate General Counsel
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